Exhibit 99.1

CHELLOMEDIA GROUP

Combined Financial Statements
September 30, 2013 and December 31, 2012

Chellomedia Group
38 Hans Crescent
London, England

CHELLOMEDIA GROUP
COMBINED FINANCIAL STATEMENTS
TABLE OF CONTENTS

Page Number

Independent Auditors’ Report	1

Combined Balance Sheets as of September 30, 2013 and December 31, 2012	2

Combined Statements of Operations for the Nine Months Ended September 30, 2013 and Year Ended December 31, 2012	4

Combined Statements of Comprehensive Earnings (Loss) for the Nine Months Ended September 30, 2013 and Year Ended December 31, 2012	5

Combined Statements of Owners’ Equity for the Nine Months Ended September 30, 2013 and Year Ended December 31, 2012	6

Combined Statements of Cash Flows for the Nine Months Ended September 30, 2013 and Year Ended December 31, 2012	7

Notes to Combined Financial Statements	8

Independent Auditors’ Report

The Board of Directors
Liberty Global plc:

We have audited the accompanying combined financial statements of the Chellomedia Group (a combination of certain programming and content distribution subsidiaries and assets owned by Liberty Global plc as further described in note 1), which comprise the combined balance sheets as of September 30, 2013 and December 31, 2012, the related combined statements of operations, comprehensive earnings (loss), owners’ equity, and cash flows for the nine-month period ended September 30, 2013 and year ended December 31, 2012, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of the Chellomedia Group as of September 30, 2013 and December 31, 2012, and the results of its operations and its cash flows for the nine-month period ended September 30, 2013 and year ended December 31, 2012 in accordance with U.S. generally accepted accounting principles.
Amstelveen, the Netherlands
January 10, 2014
KPMG Accountants N.V.

CHELLOMEDIA GROUP
(See note 1)

COMBINED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	in millions
ASSETS
Current assets:
Cash	€17.2	€17.8
Trade receivables, net:
Third-party	59.9	71.9
Related-party (note11)	20.2	20.8
Other receivables, net	32.9	31.8
Programming inventory	34.3	31.2
Programming prepayments	13.2	18.5
Other current assets (note 9)	8.9	9.8
Total current assets	186.6	201.8
Investments (including €15.9 million and €27.2 million, respectively, measured at fair value) (notes 5 and 6)	16.1	27.4
Property and equipment, net (note 7)	27.8	29.3
Goodwill (note 7)	163.9	169.3
Intangible assets subject to amortization, net (note 7)	108.0	115.1
Loans and other receivables - related-party (note 11)	38.0	33.0
Programming inventory	26.0	18.5
Other assets, net (notes 7, 9 and 11)	32.2	29.0
Total assets	€598.6	€623.4

The accompanying notes are an integral part of these combined financial statements.

CHELLOMEDIA GROUP
(See note 1)

COMBINED BALANCE SHEETS — (Continued)

	September 30, 2013	December 31, 2012
	in millions
LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	€15.6	€27.8
Accrued liabilities	53.3	61.3
Accounts payable and accrued liabilities - related-party (note 11)	15.4	15.1
Accrued interest payable - related-party (note 11)	22.6	19.2
Other current liabilities (notes 9 and 12)	12.7	10.0
Total current liabilities	119.6	133.4
Long-term debt - related-party (notes 8 and 11)	150.2	185.9
Deferred tax liabilities (note 9)	7.3	7.1
Other long-term liabilities (note 12)	10.2	11.7
Total liabilities	287.3	338.1
Commitments and contingencies (notes 8, 9, 11 and 14)
Owners’ equity:
Parent’s equity:
Accumulated net contributions	356.3	325.6
Accumulated deficit	(52.3)	(46.9)
Accumulated other comprehensive loss, net of taxes (note 13)	(18.5)	(14.1)
Total parent’s equity	285.5	264.6
Noncontrolling interests	25.8	20.7
Total owners’ equity	311.3	285.3
Total liabilities and owners’ equity	€598.6	€623.4

The accompanying notes are an integral part of these combined financial statements.

CHELLOMEDIA GROUP
(See note 1)

COMBINED STATEMENTS OF OPERATIONS

	Nine months ended September 30, 2013	Year ended December 31, 2012
	in millions
Revenue (note 11)	€254.5	€334.8
Operating costs and expenses:
Operating (other than depreciation and amortization) (note 11)	161.0	213.1
Selling, general and administrative (SG&A) (including share-based compensation) (note 11)	44.5	58.9
Related-party fees and allocations, net (note 11)	6.4	7.9
Depreciation and amortization	19.8	22.9
Impairment, restructuring and other operating items, net (notes 4, 7 and 12)	4.6	7.5
	236.3	310.3
Operating income	18.2	24.5
Non-operating income (expense):
Interest expense - related-party (note 11)	(14.8)	(22.3)
Interest income - related-party (note 11)	2.2	4.1
Realized and unrealized losses due to changes in fair values of certain investments, net (notes 5 & 6)	(2.0)	(16.5)
Gains due to changes in ownership (note 4)	—	42.2
Other expense, net	(1.2)	(1.5)
	(15.8)	6.0
Earnings before income taxes	2.4	30.5
Income tax expense (note 9)	(7.0)	(20.8)
Net earnings (loss)	(4.6)	9.7
Net earnings attributable to noncontrolling interests	(0.8)	(3.7)
Net earnings (loss) attributable to parent	€(5.4)	€6.0

The accompanying notes are an integral part of these combined financial statements.

CHELLOMEDIA GROUP
(See note 1)

COMBINED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

	Nine months ended September 30, 2013	Year ended December 31, 2012
	in millions
Net earnings (loss)	€(4.6)	€9.7
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments and other	(4.4)	(2.3)
Comprehensive earnings (loss)	(9.0)	7.4
Comprehensive earnings attributable to noncontrolling interests	(0.8)	(3.6)
Comprehensive earnings (loss) attributable to parent	€(9.8)	€3.8

The accompanying notes are an integral part of these combined financial statements.

CHELLOMEDIA GROUP
(See note 1)

COMBINED STATEMENTS OF OWNERS’ EQUITY

	Parent's equity
	Accumulated net contributions	Accumulated deficit	Accumulated other comprehensive loss, net of taxes	Total parent's equity	Noncontrolling interest	Total owners' equity
	in millions
Balance at January 1, 2012	€285.8	€(52.9)	€(11.9)	€221.0	€1.5	€222.5
Net earnings	—	6.0	—	6.0	3.7	9.7
Other comprehensive loss, net of taxes (note 13)	—	—	(2.2)	(2.2)	(0.1)	(2.3)
Share-based compensation (note 11)	1.4	—	—	1.4	—	1.4
Contribution of loan receivable (note 10)	15.6	—	—	15.6	—	15.6
Contributions from noncontrolling interest owners (note 10)	(4.0)	—	—	(4.0)	18.1	14.1
Conversions of related-party loans to equity (note 8)	12.3	—	—	12.3	—	12.3
Contributions from parent, net	8.2	—	—	8.2	—	8.2
Intercompany tax allocations (note 9)	6.3	—	—	6.3	—	6.3
Other, net	—	—	—	—	(2.5)	(2.5)
Balance at December 31, 2012	325.6	(46.9)	(14.1)	264.6	20.7	285.3
Net loss	—	(5.4)	—	(5.4)	0.8	(4.6)
Other comprehensive loss, net of taxes (note 13)	—	—	(4.4)	(4.4)	—	(4.4)
Share-based compensation (note 11)	1.0	—	—	1.0	—	1.0
Conversions of related-party loans to equity (note 8)	28.5	—	—	28.5	—	28.5
Impact of CBS UK Acquisition (note 4)	—	—	—	—	7.0	7.0
Consideration paid in connection with common control transfer (note 3)	(3.9)	—	—	(3.9)	—	(3.9)
Intercompany tax allocations (note 9)	2.6	—	—	2.6	—	2.6
Other, net	2.5	—	—	2.5	(2.7)	(0.2)
Balance at September 30, 2013	€356.3	€(52.3)	€(18.5)	€285.5	€25.8	€311.3

The accompanying notes are an integral part of these combined financial statements.

CHELLOMEDIA GROUP
(See note 1)

COMBINED STATEMENTS OF CASH FLOWS

	Nine months ended September 30, 2013	Year ended December 31, 2012
	in millions
Cash flows from operating activities:
Net earnings (loss)	€(4.6)	€9.7
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Share-based compensation expense	1.2	1.7
Related-party fees and allocations, net	6.4	7.9
Depreciation and amortization	19.8	22.9
Impairment, restructuring and other operating items, net	4.6	7.5
Gains due to changes in ownership, net	—	(42.2)
Realized and unrealized losses due to changes in fair values of certain investments, net of dividends	3.3	17.7
Deferred income tax expense	—	4.8
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables and other operating assets	36.2	(43.7)
Payables and accruals	(33.7)	62.4
Net cash provided by operating activities	33.2	48.7
Cash flows from investing activities:
Advances to parent, net	(14.9)	(2.5)
Capital expenditures	(7.0)	(11.8)
Cash acquired in connection with acquisitions	0.4	6.5
Other investing activities, net	2.8	7.4
Net cash used by investing activities	(18.7)	(0.4)
Cash flows from financing activities:
Net repayments of related-party debt	(10.4)	(47.9)
Contributions from parent, net	0.5	8.2
Other financing activities, net	(4.8)	(3.6)
Net cash used by financing activities	(14.7)	(43.3)
Effect of exchange rate changes on cash	(0.4)	1.1
Net increase (decrease) in cash	(0.6)	6.1
Cash:
Beginning of period	17.8	11.7
End of period	€17.2	€17.8
Cash paid for interest – related-party	€1.2	€1.0
Net cash paid for taxes	€6.6	€8.9

The accompanying notes are an integral part of these combined financial statements.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

(1)    Basis of Presentation
The accompanying combined financial statements include the historical financial information of certain programming and content distribution subsidiaries and assets of Liberty Global plc (Liberty Global) (collectively, the Chellomedia Group) that are to be sold to AMC Networks Inc. (AMC) pursuant to an agreement dated October 28, 2013, as further described in note 15.
The Chellomedia Group, which is a producer and distributor of thematic and pay television channels, derives most of its revenue from Europe, in particular Poland, Hungary, Spain, the United Kingdom (U.K.), the Netherlands, Portugal and the Czech Republic, and from Latin America. In these notes, the terms “we,” “our,” “our company” and “us” refer to the Chellomedia Group.
The primary Liberty Global subsidiaries that are included in the Chellomedia Group are listed in the table below. As further described below, these subsidiaries directly and indirectly own most of the programming and content distribution businesses and assets that comprise the Chellomedia Group.

Subsidiaries	Liberty Global ownership interest
Chello Zone Holdings Limited (CZHL)	100%
At Media SP. z.o.o (At Media)	100%
Chello Central Europe Zrt (CCE)	100%
Plator Holding B.V. (Plator)	100%
CZHL owns the “Chello Zone” and “Chello Latam” businesses. Chello Zone specializes in the aggregation and distribution of thematic channels aimed at niche audience groups and provides channel representation services primarily in the U.K., Poland, Italy and the Netherlands. Chello Latam is a producer and distributer of thematic channels, primarily in Argentina, Brazil, Columbia, Mexico, Chile and Venezuela. CZHL also owns the Chellomedia Group's equity interest in CBS Chellozone UK Channels Partnership (CBS UK), which interest increased from a 50.0% noncontrolling interest to a 51.0% controlling interest as a result of the January 1, 2013 CBS UK Acquisition, as defined and described in note 4.
At Media owns the “Chello At Media” business. Chello At Media operates an advertising sales business on behalf of a number of channels in the Polish, Hungarian and Czech markets.
CCE owns the “Chello CE Programming” business. Chello CE Programming operates a variety of channels in the Hungarian, Romanian, Czech and Slovakian markets.
Plator owns the “Chello Multicanal” business. Chello Multicanal is a provider of local specialty channels and content to the Spanish and Portuguese pay television markets. Plator also owns a 50.0% investment in The History Channel Iberia B.V. (the History Channel).
In addition to the Liberty Global subsidiaries and businesses listed above, the Chellomedia Group includes the digital media center assets (Chello DMC) of another Liberty Global subsidiary and investments of certain other Liberty Global subsidiaries in (i) Disney XD Poland Limited (Disney Poland), (ii) Shorts International Limited (Shorts International) and (iii) for the 2012 period prior to the July 30, 2012 MGM Acquisition (as defined and described in note 4), (a) a then 50.0% noncontrolling interest in MGM Networks Latin America LLC (MGM Latin America) and (b) a then 50.0% indirect controlling interest in Chello Movieco CE LP (Chello Movieco CE).
Unless otherwise indicated, ownership percentages and convenience translations into euros are calculated as of September 30, 2013.
These combined financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and reflect Liberty Global’s basis in our net assets.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

These combined financial statements reflect our consideration of the accounting and disclosure implications of subsequent events through January 10, 2014, the date of issuance.
(2)    Summary of Significant Accounting Policies
Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, the valuation of acquisition-related assets and liabilities, allowances for uncollectible accounts, deferred income taxes and related valuation allowances, loss contingencies, fair value measurements, impairment assessments, useful lives of long-lived assets and useful lives and methodologies used to amortize programming inventory assets. Actual results could differ from those estimates.
Principles of Combination
The accompanying combined financial statements include the accounts of the entities described in note 1, all of which are voting interest entities in which we or Liberty Global exercise a controlling financial interest through the ownership of a direct or indirect controlling voting interest. All significant intercompany accounts and transactions have been eliminated in the combination. As the Chellomedia Group is not the primary beneficiary for any variable interest entity, these combined financial statements do not include the accounts of any variable interest entities.
Non-Cash Transactions
Our significant non-cash investing and financing activities are disclosed in our combined statements of owners’ equity and in notes 4, 8 and 11.
Trade Receivables
Our trade receivables are reported net of an allowance for doubtful accounts. Such allowance aggregated €7.3 million at each of September 30, 2013 and December 31, 2012. The allowance for doubtful accounts is based upon our assessment of probable loss related to uncollectible accounts receivable. We use a number of factors in determining the allowance, including, among other things, collection trends, prevailing and anticipated economic conditions and specific customer credit risk. The allowance is maintained until either receipt of payment or the likelihood of collection is considered to be remote.
Concentration of credit risk with respect to trade receivables is limited due to our diversified customer base, both by variety of distributor and channel, and their dispersion across many different countries worldwide. Our channels are carried primarily in the basic and extended basic tiers of direct-to-home satellite providers, cable networks and internet protocol television. Distribution customers include the cable operations of certain Liberty Global subsidiaries outside of the Chellomedia Group. These Liberty Global subsidiaries accounted for 12.1% and 11.9% of our total revenue for the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively. No other single customer represented more than 10% of our total revenue during either period. We also earn revenue from other related parties, as further described in note 11.
Investments
We make elections, on an investment-by-investment basis, as to whether we measure our investments at fair value. Such elections are generally irrevocable. We have elected the fair value method for most of our investments as we believe this method generally provides the most meaningful information to our investors.
Under the fair value method, investments are recorded at fair value and any changes in fair value are reported in realized and unrealized gains or losses due to changes in fair values of certain investments, net, in our combined statements of operations. All costs directly associated with the acquisition of an investment to be accounted for using the fair value method are expensed as incurred. For additional information regarding our fair value method investments, see notes 5 and 6.
Realized gains and losses are determined on an average cost basis. Securities transactions are recorded on the trade date.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

Financial Instruments
Due to the short maturities of cash, trade and other receivables, other current assets, accounts payable, accrued liabilities, advance payments and deposits and other current liabilities, their respective carrying values approximate their respective fair values. For information concerning the fair values of our investments and debt, see notes 5 and 8, respectively. For information concerning how we arrive at certain of our fair value measurements, see note 6.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation.
Depreciation is computed using the straight-line method over the estimated useful life of the underlying asset. Leasehold improvements are depreciated over the shorter of the lease term or estimated useful life of the asset. Useful lives used to depreciate our property and equipment are assessed periodically and are adjusted when warranted. For additional information regarding the useful lives of our property and equipment, see note 7.
Additions, replacements and improvements that extend the asset life are capitalized. Repairs and maintenance are charged to operations.
We recognize a liability for asset retirement obligations in the period in which it is incurred if sufficient information is available to make a reasonable estimate of the liability’s fair value. As of September 30, 2013 and December 31, 2012, our recorded asset retirement obligations were €1.7 million and €1.6 million, respectively.
Intangible Assets
Our primary intangible assets relate to goodwill, distribution contracts, distribution relationships and trade names. Goodwill, distribution contracts, distribution relationships and trade names were originally recorded at their fair values in connection with business combinations.
Goodwill and other intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with finite lives are amortized on a straight-line basis over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. We do not amortize our trade names as these assets have indefinite- lives. For additional information regarding the useful lives of our intangible assets, see note 7.
We periodically review the useful life estimates of our intangible assets with definite useful lives. The useful lives for the distribution contracts and distribution relationships are determined based upon an analysis of the weighted average remaining terms of existing agreements we had in place with major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements. We have been successful in renewing our major distribution contracts and maintaining distribution relationships in the past and believe that we will be able to renew our major distribution contracts and maintain those distribution relationships in the future. However, it is possible that we will not successfully renew such agreements as they expire or, if renewed, that the terms may be such that the net revenues do not meet or exceed the original estimate. When such facts and circumstances arise, the estimate of the useful life is adjusted when warranted. Any changes to estimated useful lives are reflected prospectively.
Impairment of Property and Equipment and Intangible Assets
We review, when circumstances warrant, the carrying amounts of our property and equipment and our intangible assets (other than goodwill and other indefinite-lived intangible assets) to determine whether such carrying amounts continue to be recoverable. Such changes in circumstance may include, among other items, (i) an expectation of a sale or disposal of a long-lived asset or asset group, (ii) adverse changes in market or competitive conditions, (iii) an adverse change in legal factors or business climate in the markets in which we operate and (iv) operating or cash flow losses. For purposes of impairment testing, long-lived assets are grouped at the lowest level for which cash flows are largely independent of other assets and liabilities, generally at or below the reporting unit level (see below). If the carrying amount of the asset or asset group is greater than the expected undiscounted cash flows to be generated by such asset or asset group, an impairment adjustment is recognized. Such adjustment is measured by the amount that the carrying value of such asset or asset group exceeds its fair value. We generally measure fair value by considering (a) sale prices for similar assets, (b) discounted estimated future cash flows using an appropriate discount rate and/or (c) estimated replacement costs. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

We evaluate goodwill and other indefinite-lived intangible assets for impairment at least annually on October 1 and whenever other facts and circumstances indicate that the carrying amounts of goodwill and other indefinite-lived intangible assets may not be recoverable. For purposes of the goodwill evaluation, we make a qualitative assessment to determine if goodwill may be impaired. If it is more likely than not that a reporting unit’s fair value is less than its carrying value, we then compare the fair value of the reporting unit to its respective carrying amount. A reporting unit is an operating segment or one level below an operating segment (referred to as a “component”). Operating segments are deemed to be a reporting unit either because the operating segment is comprised of only a single component or the components below the operating segment are aggregated as they have similar economic characteristics. If the carrying value of a reporting unit were to exceed its fair value, we would then compare the implied fair value of the reporting unit’s goodwill to its carrying amount, and any excess of the carrying amount over the fair value would be charged to operations as an impairment loss. Any excess of the carrying value over the fair value of indefinite-lived intangible assets other than goodwill is also charged to operations as an impairment loss.
Income Taxes
Income taxes are accounted for under the asset and liability method. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for each taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recovered or settled. We recognize the financial statement effects of a tax position when it is more-likely-than-not, based on technical merits, that the position will be sustained upon examination. Net deferred tax assets are then reduced by a valuation allowance if we believe it more-likely-than-not such net deferred tax assets will not be realized. Certain of our valuation allowances and tax uncertainties are associated with entities that we acquired in business combinations. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax liabilities related to investments in foreign entities and foreign corporate joint ventures that are essentially permanent in duration are not recognized until it becomes apparent that such amounts will reverse in the foreseeable future. Interest and penalties related to income tax liabilities are included in income tax expense.
The Dutch entities of the Chellomedia Group are part of a Dutch tax fiscal unity (the Dutch Fiscal Unity), along with their ultimate Dutch parent and certain other Dutch subsidiaries of Liberty Global. In addition, certain entities that are included in a Liberty Global subsidiary's consolidated United States (U.S.) tax return (the U.S. Tax Group) hold or held ownership interests in certain Chellomedia Group entities or investments. For additional information regarding the intercompany tax allocations from the Dutch Fiscal Unity and the U.S. Tax Group, see note 9.
Foreign Currency Translation and Transactions
The reporting currency of the Chellomedia Group is the euro. The functional currency of our foreign operations generally is the applicable local currency for each foreign entity and investee. Assets and liabilities of foreign entities (including intercompany balances for which settlement is not anticipated in the foreseeable future) are translated at the spot rate in effect at the applicable reporting date. With the exception of certain material transactions, the amounts reported in our combined statements of operations are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings or loss in our combined statements of owners’ equity. With the exception of certain material transactions, the cash flows from our operations in foreign countries are translated at the average rate for the applicable period in our combined statements of cash flows. The impacts of material transactions generally are recorded at the applicable spot rates in our combined statements of operations and cash flows. The effect of exchange rates on cash balances held in foreign currencies are separately reported in our combined statements of cash flows.
Transactions denominated in currencies other than our functional currencies are recorded based on exchange rates at the time such transactions arise. Changes in exchange rates with respect to amounts recorded in our combined balance sheets related to these non-functional currency transactions result in transaction gains and losses that are reflected in our combined statements of operations as unrealized (based on the applicable period end exchange rates) or realized upon settlement of the transactions.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

Revenue Recognition
We recognize revenue from the provision of programming and related services to our customers in the period the related services are provided, net of discounts. Broadcast subscriber revenue is recognized in the period the programming is delivered, based on the applicable contractual rates. Broadcast advertising revenue is recognized in the period the commercial is broadcast, or in certain instances, as channel impacts are delivered. Channel representation revenue is recognized as the service is delivered.
Advance Payments and Deposits. Payments received in advance for the services we provide are deferred and recognized as revenue when the associated services are provided.
Programming Revenue. We recognize revenue arising from our programming businesses’ distribution agreements in the period the related programming is provided.
Sales and Other Value-Added Taxes. Revenue is recorded net of applicable sales and other value-added taxes.
Programming Inventory and Programming Prepayments
Programming inventory comprises fees paid and payable for film licenses, film distribution rights and broadcast rights for television programs. Programming inventory is stated at cost, less any impairment and accumulated amortization. Programming cost is amortized to earnings over the contractual period of the program license, based on the relative value of each program and the estimated number of showings (where applicable). The estimated useful life of programming inventory generally ranges from 1 to 3 years.
Costs related to the dubbing and sub-titling of programs is capitalized within programming inventory and amortized over the contractual period of the program license.
We recognize both a programming inventory asset for the rights acquired and a liability for the obligations incurred under a license agreement for programming when the license period begins and all of following criteria are met:
(i) The cost of each program is known or reasonably determinable;
(ii) The program material has been accepted by the licensee in accordance with the conditions of the license agreement; and
(iii) The program is available for its first showing.
The asset and liability are reported gross, based on the payments due under the programming license agreement. We recognize a prepayment when the fees for film licenses, film distribution rights and broadcast rights for television programs are paid in advance prior to the availability for the first showing of the related program.
We periodically review the carrying value of our program rights based on a range of factors, including programming usefulness, profitability, ratings, type and quality of program material, standards and practices and fitness for exhibition. If it is determined that the carrying value of certain films or television programs will not be fully recovered through their use or disposal, a write-off for the portion of the unamortized cost of those films or television programs that will not be recovered is recorded in operating expense during the period identified.
Litigation Costs
Legal fees and related litigation costs are expensed as incurred.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

(3)    Transactions between Entities under Common Control
Chello Movieco CE Transfer. On April 1, 2013, a subsidiary of CCE acquired certain television channels in Hungary, the Czech Republic and Romania from Chello Movieco CE, a wholly-owned subsidiary of Liberty Global outside of the Chellomedia Group. In this transaction, the CCE subsidiary paid consideration of €3.9 million for net assets with a carrying value of €0.9 million. We have accounted for this transaction between entities under common control at carryover basis and all prior period information presented herein has been retrospectively revised to give effect to this change in reporting entities. The consideration has been reflected as an increase in long-term debt – related-party and a corresponding decrease in accumulated net contributions in our combined statement of owners’ equity. Pursuant to the July 30, 2012 MGM Acquisition, which is defined and described in note 4, Liberty Global increased its ownership interest in Chello Movieco CE from a 50.0% indirect controlling interest to a 100% indirect controlling interest. Accordingly, the noncontrolling interest in the net assets transferred from Chello Movieco CE to the CCE subsidiary is reflected in these combined financial statements in the 2012 period prior to the MGM Acquisition.
Canal Cosmo Transfer. On October 1, 2012, a subsidiary of CZHL acquired a 75.0% interest in Canal Cosmopolitan Latinamerica LLC (Canal Cosmo), a producer and distributor of thematic television channels for the Latin American market, from a wholly-owned subsidiary of Liberty Global outside of the Chellomedia Group. In this transaction, the CZHL subsidiary paid consideration of $7.0 million (€5.3 million at the applicable rate) for net assets with a carrying value of $6.6 million (€5.0 million at the applicable rate). We have accounted for this transaction between entities under common control at carryover basis and the applicable prior period information presented herein has been retrospectively revised to give effect to this change in reporting entities for all periods in which the respective Canal Cosmo interests were under the common control of Liberty Global (namely January 1, 2012 with respect to a 25.0% interest and September 7, 2012 with respect to the remaining 50.0% interest that was acquired on that date, as further described in note 4). The consideration has been reflected as an increase in long-term debt – related-party and the excess of the consideration over the carrying value of the acquired 50.0% interest has been reflected as a decrease in accumulated net contributions in our combined statement of owners’ equity. In a separate transaction between entities under common control, the CZHL subsidiary also issued preferred stock to acquire a 25.0% interest in Canal Cosmo from another Liberty Global subsidiary on October 1, 2012. We have accounted for this transaction, which had no impact on our owners’ equity subsequent to January 1, 2012, at carryover basis and all prior period information presented herein has been retrospectively revised to give effect to this change in reporting entities.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

(4) Acquisitions
Significant Acquisitions
MGM TV. On July 30, 2012, the predecessor of Liberty Global paid cash consideration on behalf of a subsidiary of CZHL of $72.2 million (€58.9 million at the acquisition date) (including working capital adjustments, but before considering cash acquired of $8.0 million (€6.5 million at the acquisition date)) to (i) acquire MGM Networks, Inc. (MGM TV) from Metro-Goldwyn-Mayer, Inc. (MGM) (the MGM Acquisition) and (ii) settle a pre-existing relationship between MGM and a wholly-owned subsidiary of Plator. The cash consideration paid by the predecessor of Liberty Global has been reflected as a non-cash increase to our long- term debt – related-party in our combined balance sheet. MGM TV owns and operates certain television channels distributed in Latin America and certain countries also outside of the U.S. and its assets included 50.0% noncontrolling interests in MGM Latin America and Chello Movieco CE, joint ventures that were then also 50.0%-owned by subsidiaries of Liberty Global outside of the Chellomedia Group. The Liberty Global subsidiary’s investment in MGM Latin America is included in these combined financial statements for the 2012 period prior to the MGM Acquisition using the equity method of accounting. The Liberty Global subsidiary’s investment in Chello Movieco CE represented a controlling interest and, accordingly, the acquisition of the remaining 50.0% of Chello Movieco CE was accounted for as an equity transaction. In connection with the above transactions, we recognized (i) a gain of $36.8 million (€29.9 million at the applicable rate) representing the excess of the fair value over the carrying value of the Chellomedia Group’s investment in MGM Latin America , which gain is included in gains due to changes in ownership in our combined statement of operations, and (ii) a loss of $8.6 million (€6.6 million at the applicable rate) to settle the pre-existing relationship with MGM, which loss is included in impairment, restructuring and other operating items, net, in our combined statement of operations.
We have accounted for the MGM Acquisition as a business combination and have allocated the aggregate of (i) the purchase consideration for the MGM Acquisition and (ii) the fair value of our prior 50.0% ownership interest in MGM Latin America to the assets and liabilities of MGM TV at the acquisition date based on assessment of their respective fair values, and any excess of the purchase price over the adjusted fair values of such identifiable net assets was allocated to goodwill. The purchase price allocation for the MGM Acquisition, as reflected in these combined financial statements, is based on our final assessment of the fair values of the acquired identifiable assets and liabilities. A summary of the purchase price and opening balance sheet for the MGM Acquisition at the July 30, 2012 acquisition date is presented in the following table (in millions).

Cash	€6.5
Other current assets	9.1
Property and equipment, net	1.1
Intangible assets subject to amortization (a)	31.8
Intangible assets not subject to amortization	0.1
Goodwill (b)	37.4
Other assets, net	5.2
Other current liabilities	(9.1)
Accumulate net contributions (c)	1.6
Noncontrolling interest (c)	0.8
Total investment (d)	€84.5
___________________

(a)	Amount represents intangible assets related to customer contracts and relationships. At the acquisition date, the weighted average useful life of MGM TV’s intangible assets was approximately 10 years.

(b)
The goodwill recognized in connection with the MGM Acquisition is primarily attributable to the projected financial, operational and strategic synergies that are expected to result from the combination of MGM TV with our existing content business and from our ability to unilaterally control MGM Latin America.

(c)	Represents the adjustment to noncontrolling interests and accumulated net contributions from the acquisition of the remaining ownership interests in the net assets of Chello Movieco CE.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

(d)
Amount consists of the consideration paid to acquire MGM TV plus the $40.0 million (€32.6 million at the acquisition date) fair value on the acquisition date of our then existing 50.0% ownership in MGM Latin America.

CBS UK. On January 1, 2013, a subsidiary of CZHL paid total cash consideration of €0.7 million to increase our ownership in CBS UK from a 50.0% noncontrolling interest to a 51.0% controlling interest (the CBS UK Acquisition). Prior to the CBS UK Acquisition, we used the fair value method to account for our 50.0% interest in CBS UK. We have accounted for the CBS UK Acquisition as a business combination and allocated the basis in our 51.0% interest in CBS UK to its assets and liabilities at the acquisition date based on assessment of their respective fair values, and any excess of the purchase price over the adjusted fair values of such identifiable net assets was allocated to goodwill. The purchase price allocation for the CBS UK Acquisition, as reflected in these combined financial statements, is based on our final assessment of the fair values of the acquired identifiable assets and liabilities.
A summary of the purchase price and opening balance sheet for the CBS UK Acquisition at the January 1, 2013 acquisition date is presented in the following table (in millions).

Cash	€1.1
Other current assets	16.3
Intangible assets subject to amortization (a)	3.8
Intangible assets not subject to amortization	1.2
Goodwill	0.4
Other current liabilities	(7.2)
Long-term liabilities	(0.4)
Noncontrolling interest	(7.0)
Total investment (b)	€8.2
___________________

(a)	Amount relates to distribution contracts and relationships. At the acquisition date, the weighted average useful life of CBS UK’s intangible assets was approximately 4 years.

(b)
Amount consists of the £6.1 million (€7.5 million at the acquisition date) fair value on the acquisition date of our then existing 50.0% ownership plus the €0.7 million cash consideration for the 1.0% interest that we acquired in the CBS UK Acquisition.

Pro Forma Information
The following unaudited pro forma combined operating results give effect to (i) the MGM Acquisition and (ii) the CBS UK Acquisition as if they had been completed as of January 1, 2012. These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such date. The pro forma adjustments are based on certain assumptions that we believe are reasonable and, among other items, give effect to the elimination of non-recurring items directly associated with the MGM Acquisition.

Year ended December 31, 2012
in millions
Revenue	€370.3
Net loss attributable to parent	€(10.9)

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

Other Acquisition
Canal Cosmo. On September 7, 2012, a wholly-owned subsidiary of Liberty Global outside of the Chellomedia Group paid total cash consideration of $4.3 million (€3.4 million at the acquisition date) to increase Liberty Global's collective interest in Canal Cosmo from a 50.0% noncontrolling interest to a 100% controlling interest (the Canal Cosmo Acquisition) and $0.9 million (€0.7 million at the acquisition date) to settle certain amounts payable to the former owners of the acquired 50.0% interest. The 50.0% noncontrolling interest in Canal Cosmo that was owned by Liberty Global subsidiaries prior to the Canal Cosmo Acquisition was accounted for using the equity method of accounting. As further described in note 3, Liberty Global's collective 100% interest in Canal Cosmo was transferred to our company on October 1, 2012, and the applicable prior period information presented herein has been retrospectively revised to give effect to this change in reporting entities for all periods in which the respective Canal Cosmo interests were under the common control of Liberty Global.
We have accounted for the Canal Cosmo Acquisition as a business combination and we have allocated our investment basis in Canal Cosmo to its assets and liabilities at the acquisition date based on our assessment of their respective fair values. The $5.1 million (€4.0 million at the acquisition date) excess of the total investment over the adjusted fair values of Canal Cosmo’s identifiable net assets was allocated to goodwill. The purchase price allocation for the Canal Cosmo Acquisition, as reflected in these combined financial statements, is based on our final assessment of the fair values of the acquired identifiable assets and liabilities.
In connection with the Canal Cosmo Acquisition, we recognized a gain of $15.7 million (€12.3 million at the applicable rate), included in gains due to changes in ownership in our combined statement of operations, which includes (i) $9.5 million (€7.5 million at the applicable rate) related to the reinstatement of a previously impaired receivable of a Liberty Global subsidiary inside the Chellomedia Group due to the consolidation of the corresponding payable recorded on Canal Cosmo’s balance sheet and (ii) $6.2 million (€4.8 million at the applicable rate) from the remeasurement of our pre-existing equity interest in Canal Cosmo.
(5) Investments
The details of our investments are set forth below:

Accounting Method	Ownership interest as of September 30, 2013	September 30, 2013	December 31, 2012
		in millions
Fair value:
Disney Poland	20.0%	€5.7	€8.3
History Channel	50.0%	5.0	6.3
Shorts International	25.5%	4.2	3.2
CBS UK (a)	—	—	7.5
Other	Various	1.0	1.9
Total — fair value		15.9	27.2
Equity		0.2	0.2
Total		€16.1	€27.4
___________________

(a)	On January 1, 2013, we completed a transaction that resulted in the consolidation of CBS UK. For additional information, see note 4.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

(6)    Fair Value Measurements
We use the fair value method to account for certain of our investments. The reported fair values of these investments as of September 30, 2013 likely will not represent the value that will be realized upon the ultimate disposition of these investments, as the values we realize upon any disposition will be dependent upon, among other factors, market conditions and the historical and forecasted financial performance of the investees at the time of any such disposition. For information concerning our investments, see note 5.
U.S. GAAP provides for a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. We record transfers of assets or liabilities in or out of Levels 1, 2 or 3 at the beginning of the quarter during which the transfer occurred. During the nine months ended September 30, 2013 and the year ended December 31, 2012, no such transfers were made.
Our investments that we account for at fair value are privately-held companies and, therefore, quoted market prices are unavailable. The valuation technique we use for such investments is a combination of an income approach (discounted cash flow model based on forecasts) and a market approach (market multiples of similar businesses). With the exception of certain inputs for our weighted average cost of capital calculations that are derived from pricing services, the inputs used to value these investments are based on unobservable inputs derived from our assumptions. Therefore, the valuation of our privately-held investments falls under Level 3 of the fair value hierarchy. Any reasonably foreseeable changes in assumed levels of unobservable inputs would not be expected to have a material impact on our financial position or results of operations.
Fair value measurements are also used in connection with nonrecurring valuations performed in connection with impairment assessments and acquisition accounting. These nonrecurring valuations include the valuation of reporting units, distribution contract and relationship intangible assets, property and equipment and the implied value of goodwill. The valuation of private reporting units is based at least in part on discounted cash flow analyses. With the exception of certain inputs for our weighted average cost of capital and discount rate calculations that are derived from pricing services, the inputs used in our discounted cash flow analyses, such as forecasts of future cash flows, are based on our assumptions. The valuation of distribution contracts and relationships is primarily based on an excess earnings methodology, which is a form of a discounted cash flow analysis. The excess earnings methodology requires us to estimate the specific cash flows expected from the distribution contact and relationship, considering such factors as estimated customer life, the revenue expected to be generated over the life of the customer, contributory asset charges and other factors. Tangible assets are typically valued using a replacement or reproduction cost approach, considering factors such as current prices of the same or similar equipment, the age of the equipment and economic obsolescence. The implied value of goodwill is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination, with the residual amount allocated to goodwill. All of our nonrecurring valuations use significant unobservable inputs and therefore fall under Level 3 of the fair value hierarchy. During the nine months ended September 30, 2013 and the year ended December 31, 2012, we performed significant nonrecurring valuations for the purpose of determining the acquisition accounting for the CBS UK Acquisition and the MGM Acquisition, respectively. The discount rate used to value the distribution contracts and relationships acquired as a result of these acquisitions ranged from 14.5% to 16.0%. For additional information, see note 4.
A reconciliation of the beginning and ending balances of our investments measured at fair value on a recurring basis using significant unobservable, or Level 3, inputs is as follows (in millions):

Balance at January 1, 2013	€27.2
Consolidation of CBS UK	(7.5)
Realized and unrealized losses due to changes in fair values of certain investments, net (a)	(2.0)
Distributions received	(1.3)
Other	(0.5)
Balance at September 30, 2013	€15.9

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

Balance at January 1, 2012	€43.5
Realized and unrealized losses due to changes in fair values of certain investments, net (a)	(16.5)
Distributions received	(1.2)
Foreign currency translation adjustments and other, net	1.4
Balance at September 30, 2012	€27.2
___________________

(a)
The changes in the fair values of our investments during the reported periods are largely due to changes in the business plans that form the basis for our discounted cash flow analyses. With the exception of our investment in CBS UK, all of the net losses recognized during the nine months ended September 30, 2013 and the year ended December 31, 2012 relate to investments that we continue to carry on our combined balance sheet as of September 30, 2013. For information regarding the CBS UK Acquisition, see note 4.

(7)    Long-lived Assets
Property and Equipment, Net
The details of our property and equipment and the related accumulated depreciation are set forth below:

	Estimated useful life at September 30, 2013	September 30, 2013	December 31, 2012
		in millions
Property and equipment	3 to 10 years	€67.6	€64.4
Accumulated depreciation		(39.8)	(35.1)
Total property and equipment, net		€27.8	€29.3
Depreciation expense related to our property and equipment was €7.8 million and €9.5 million during the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively.
Goodwill
Changes in the carrying amounts of our goodwill are set forth below:

	2013	2012
	in millions
Balance at January 1	€169.3	€125.7
Acquisitions and related adjustments	(3.0)	44.8
Foreign currency translation adjustments	(2.4)	(1.2)
Ending balance at September 30 and December 31, respectively	€163.9	€169.3
At September 30, 2013 and December 31, 2012 and based on exchange rates as of those dates, the amount of our accumulated goodwill impairments was €32.5 million and €33.2 million, respectively. The accumulated impairments relate entirely to Chello CE Programming.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

Intangible Assets Subject to Amortization, Net
The details of our intangible assets subject to amortization are set forth below:

		September 30, 2013			December 31, 2012
	Estimated useful life at September 30, 2013	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
		in millions
Distribution contracts and relationships	3 to 15 years	€185.0	€(79.7)	€105.3	€181.0	€(69.2)	€111.8
Trade names, trademarks and other	3 to 15 years	7.3	(4.6)	2.7	5.6	(2.3)	3.3
Total		€192.3	€(84.3)	€108.0	€186.6	€(71.5)	€115.1
Amortization of intangible assets with finite useful lives was €12.0 million and €13.4 million during the nine months ended September 30, 2013 and year ended December 31, 2012, respectively. Based on our amortizable intangible asset balances at September 30, 2013, we expect that amortization expense will be as follows for the next five years and thereafter. Amounts presented below represent euro equivalents based on September 30, 2013 exchange rates (in millions):

2013 (remainder of year)	€3.8
2014	15.2
2015	14.9
2016	14.9
2017	13.4
2018	13.4
Thereafter	32.4
Total	€108.0
Other Indefinite-lived Intangible Assets
Our other indefinite-lived intangible assets, which are comprised primarily of trade names and trademarks and are included in other assets, net, in our combined balance sheets, were €15.4 million and €14.3 million at September 30, 2013 and December 31, 2012, respectively.
Impairments
No impairments of our goodwill or other indefinite-lived intangible assets were required to be recorded in connection with our October 1, 2012 impairment test. If, among other factors, (i) our enterprise value were to decline significantly or (ii) the adverse impacts of economic, competitive, regulatory or other factors were to cause our results of operations or cash flows to be worse than anticipated, we could conclude in future periods that impairment charges are required in order to reduce the carrying values of our goodwill and, to a lesser extent, other long-lived assets. Any such impairment charges could be significant.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

(8)    Debt
The euro equivalents of the components of our combined debt, all of which is due to related parties, are as follows:

		September 30, 2013			Carrying value (b)
Borrower	Final maturity date	Interest rate (a)	Borrowing denomination	Euro equivalent	September 30, 2013	December 31, 2012
			in millions
CZHL	March 2020	7.03%	£15.9	€18.9	€18.9	€27.6
CZHL	October 2022	6.78%	$86.1	€63.6	63.6	61.4
CCE	October 2027	16.38%	HUF 15,471.2	€52.0	52.0	77.0
Chello Central Europe Sro (a wholly-owned subsidiary of CCE)	December 2027	8.52%	CZK 215.9	€8.4	8.4	16.5
Other	Various	Various	Various	€7.3	7.3	3.4
Total long-term debt - related-party (c)					€150.2	€185.9
___________________

(a)
Represents the stated rate of the debt instrument as of September 30, 2013. The interest rate is established at inception for each respective loan and remains constant throughout the term of the loan. The weighted average interest rate on our aggregate related-party indebtedness was approximately 10.6% at September 30, 2013. Accrued interest may be cash or loan settled. Any amounts outstanding on January 1 of each year (i) are transferred to the respective loan balance or (ii) become interest bearing until such time as the amounts are otherwise cash or loan settled.

(b)	The fair value of these loans is not subject to reasonable estimation due to the related-party nature of these loans.

(c)
The net decrease in the aggregate balance of our related-party loans during the nine months ended September 30, 2013 includes (i) the conversion of €28.5 million to equity, (ii) cash payments of €14.3 million, (iii) a non-cash decrease of €7.7 million related to settlements against amounts outstanding pursuant to related-party loans receivable, (iv) cash borrowings of €3.9 million, (v) a non-cash increase of €3.9 million related to the settlement of related-party fees and allocations, (vi) a non-cash increase of €3.9 million related to consideration paid in a common control transaction, as further described in note 3, and (vii) the non-cash transfer of €2.6 million of accrued interest. The net decrease in the aggregate balance of our related-party loans during the year ended December 31, 2012 includes (i) a non-cash increase of €58.9 million related to cash paid by an entity under the common control of Liberty Global on behalf of the Chellomedia Group in connection with the MGM Acquisition, as further described in note 4, (ii) cash payments of €58.4 million, (iii) a non-cash decrease of €22.8 million related to settlements against amounts outstanding pursuant to related-party loans receivable, (iv) cash borrowings of €10.5 million, (v) the conversion of €12.3 million to equity, (vi) a non-cash decrease of €10.0 million representing the elimination of a related-party loan payable following the contribution of the corresponding related-party loan receivable to the Chellomedia Group, as further described in note 10, (vii) a non-cash increase of €7.0 million related to the settlement of related-party fees and allocations, (viii) a non-cash increase of €5.3 million related to consideration paid in a common control transaction, as further described in note 3, and (vii) the non-cash transfer of €5.2 million of accrued interest.

As a part of the Chellomedia Transaction (as defined and described in note 15), AMC will either acquire the counterparty receivables with respect to any of the Chellomedia Group's then outstanding related-party debt and related accrued interest or will be given credit in the closing adjustments for any amounts that remain outstanding at the closing date.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

(9)    Income Taxes
The Dutch entities of the Chellomedia Group are part of the Dutch Fiscal Unity. In addition, certain entities that are included in the U.S. Tax Group hold or held ownership interests in certain Chellomedia Group entities or investments. The Dutch Fiscal Unity combines individual tax paying Dutch entities and their ultimate Dutch parent company as one taxpayer for Dutch tax purposes and the U.S. Tax Group files one consolidated tax return. The tax amounts allocated to the Chellomedia Group with respect to the Chellomedia Group's Dutch entities and U.S. ownership interests are included in these combined financial statements on a separate return basis. The intercompany tax allocations from the Dutch Fiscal Unity and the U.S. Tax Group are not subject to tax sharing agreements and no cash payments are made between the companies related to Dutch or U.S. tax attributes. Accordingly, these intercompany tax allocations, which are separately presented in the below details of our income tax benefit (expense), are reflected as an adjustment of accumulated net contributions in our combined statements of owners’ equity. The income taxes for the Chellomedia Group entities that are not a part of the Dutch Fiscal Unity or the U.S. Tax Group are presented in our combined financial statements on a separate return basis for each tax-paying entity or group based on the local tax law.
The domestic (Dutch Fiscal Unity) and foreign components of our earnings before income taxes are as follows:

	Nine months ended September 30, 2013	Year ended December 31, 2012
	in millions
Domestic	€10.6	€15.8
Foreign	(8.2)	14.7
Total	€2.4	€30.5
Income tax expense consists of:

	Current	Deferred	Intercompany allocation of current taxes	Total
	in millions
Nine months ended September 30, 2013:
Domestic	€—	€(0.9)	€(2.1)	€(3.0)
Foreign	(4.4)	0.9	(0.5)	(4.0)
Total	€(4.4)	€—	€(2.6)	€(7.0)

Year ended December 31, 2012:
Domestic	€—	€(1.2)	€(4.5)	€(5.7)
Foreign	(9.7)	(3.6)	(1.8)	(15.1)
Total	€(9.7)	€(4.8)	€(6.3)	€(20.8)

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

Income tax expense attributable to our earnings before income taxes differs from the amounts computed by applying the domestic income tax rate of 25.0% as a result of the following:

	Nine months ended September 30, 2013	Year ended December 31, 2012
	in millions
Computed expected tax expense	€(0.6)	€(7.6)
Change in valuation allowances	(3.7)	(0.3)
Enacted tax law rate changes	(1.2)	(0.1)
Foreign taxes	(0.8)	(3.3)
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	0.7	(7.3)
International rate differences	(0.6)	(3.8)
Recognition of previously unrecognized tax benefits	—	1.8
Other, net	(0.8)	(0.2)
Total	€(7.0)	€(20.8)
The current and noncurrent components of our deferred tax assets (liabilities) are as follows:

	September 30, 2013	December 31, 2012
	in millions
Current deferred tax assets (a)	€3.6	€4.0
Noncurrent deferred tax assets (a)	10.5	12.0
Current deferred tax liabilities (a)	(0.1)	—
Noncurrent deferred tax liabilities	(7.3)	(7.1)
Net deferred tax asset	€6.7	€8.9
___________________

(a)
Our current deferred tax assets and liabilities are included in other current assets and other current liabilities, respectively, and our noncurrent deferred tax assets are included in other assets, net, in our combined balance sheets.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	September 30, 2013	December 31, 2012
	in millions
Deferred tax assets:
Net operating loss and other carryforwards	€27.1	€27.8
Intangible assets	16.3	18.8
Debt	8.6	8.2
Bad debt and other provisions	6.0	4.7
Property and equipment, net	1.2	1.3
Other future deductible amounts	2.8	6.0
Deferred tax assets	62.0	66.8
Valuation allowance	(28.8)	(25.1)
Deferred tax assets, net of valuation allowance	33.2	41.7
Deferred tax liabilities:
Intangible assets	(14.2)	(15.1)
Investments	(9.1)	(12.2)
Property and equipment, net	(1.8)	(1.8)
Other future taxable amounts	(1.4)	(3.7)
Deferred tax liabilities	(26.5)	(32.8)
Net deferred tax asset	€6.7	€8.9
Our deferred income tax valuation allowance increased €3.7 million during nine months ended September 30, 2013. This increase reflects (i) our net tax expense and (ii) foreign currency translation adjustments for the period.
The significant components of our tax loss carryforwards and related tax assets at September 30, 2013 are as follows:

	Tax loss carryforward	Related tax asset	Expiration date
Country	in millions
Hungary	€93.7	€17.8	Indefinite
U.K.	16.2	3.2	Indefinite
Spain	15.0	4.5	2023 - 2028
U.S.	2.1	0.7	2027 - 2032
The Czech Republic	1.5	0.3	2014 - 2018
Romania	1.4	0.2	2018 - 2020
Argentina	0.8	0.3	2019
Poland	0.4	0.1	2018
Total	€131.1	€27.1
Our tax loss carryforwards within each jurisdiction combine all companies’ tax losses (both capital and ordinary losses) in that jurisdiction, however, certain tax jurisdictions limit the ability to offset taxable income of a separate company or different tax group with the tax losses associated with another separate company or group. Some losses are limited in use due to change in control or same business tests.
Through entities within the Chellomedia Group, we maintain a presence in a number of foreign countries. Many of these countries maintain highly complex tax regimes that differ significantly from the system of income taxation used in the Netherlands.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

We have accounted for the effect of foreign taxes based on what we believe is reasonably expected to apply to us based on tax laws currently in effect and reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the Netherlands or tax regimes used in other major industrialized countries, it may be difficult to anticipate how foreign jurisdictions will tax our current and future operations.
Although we intend to take reasonable tax planning measures to limit our tax exposures, there can be no assurance we will be able to do so.
We file consolidated and standalone income tax returns in various foreign jurisdictions. In the normal course of business, our income tax filings are subject to review by various taxing authorities. In connection with such reviews, disputes could arise with the taxing authorities over the interpretation or application of certain income tax rules related to our business in that tax jurisdiction. Such disputes may result in future tax and interest and penalty assessments by these taxing authorities. The ultimate resolution of tax contingencies will take place upon the earlier of (i) the settlement date with the applicable taxing authorities in either cash or agreement of income tax positions or (ii) the date when the tax authorities are statutorily prohibited from adjusting the company’s tax computations.
Tax returns that include or are filed by entities within the Chellomedia Group for years prior to 2004 are no longer subject to examination by tax authorities. Currently, certain of our foreign entities are involved in income tax examinations. Any adjustments that might arise from the foregoing examinations are not expected to have a material impact on our combined financial position or results of operations.
The changes in our unrecognized tax benefits are summarized below:

	2013	2012
	in millions
Balance at January 1	€1.0	€4.1
Lapse of statute of limitations	(0.1)	(3.2)
Additions for tax positions of prior years	0.1	0.1
Ending balance at September 30 and December 31, respectively	€1.0	€1.0
No assurance can be given that any of these tax benefits will be recognized or realized.
At September 30, 2013, our unrecognized tax benefits included €0.4 million of tax benefits that would have a favorable impact on our effective income tax rate if ultimately recognized, after considering amounts that we would expect to be offset by valuation allowances.
During the next twelve months, it is reasonably possible that the resolution of currently ongoing examinations by tax authorities could result in changes to our unrecognized tax benefits related to tax positions taken as of September 30, 2013. We do not expect that any such changes will have a material impact on our unrecognized tax benefits. No assurance can be given as to the nature or impact of any changes in our unrecognized tax positions during the next twelve months.
(10)    Owners’ Equity
Contribution of Loan Receivable. On October 1, 2012, a Liberty Global subsidiary outside of the Chellomedia Group contributed a loan receivable from a subsidiary of CZHL to the Chellomedia Group. On the contribution date, principal of $13.0 million (€10.0 million at the applicable rate) and accrued interest of $7.2 million (€5.6 million at the applicable rate) were due under this loan receivable. As a result of this transaction, the corresponding related-party debt and accrued interest payable were eliminated from our combined balance sheet and we recorded a corresponding increase to accumulated net contributions in our combined statement of owners’ equity.
CBS Chellozone EMEA Channel Partnership (the CZ EMEA Partnership). On October 24, 2012, a subsidiary of CZHL sold a 30.0% equity interest in its then wholly-owned CZ EMEA Partnership to a subsidiary of the CBS Corporation. The CZ EMEA Partnership, which is part of the Chello Zone business, operates a portfolio of thematic, general entertainment and movie- based television channels in Europe, the Middle East and Africa. In exchange for CZHL's 30.0% equity interest in the CZ EMEA Partnership, the CBS Corporation subsidiary provided €14.1 million of total non-cash consideration consisting of (i) certain program rights valued at €10.7 million and (ii) certain rights to CBS Corporation trademarks valued at €3.4 million. As a result of this transaction, we recorded a net increase of €14.1 million to our owners’ equity.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

(11)    Related-Party Transactions
Our related-party transactions are as follows:

	Nine months ended September 30, 2013	Year ended December 31, 2012
	in millions
Revenue	€35.2	€47.4
Operating expenses	(13.4)	(23.3)
SG&A expenses	(0.3)	(0.2)
Allocated share-based compensation expense	(1.0)	(1.4)
Fees and allocations, net	(6.4)	(7.9)
Included in operating income	14.1	14.6
Interest expense	(14.8)	(22.3)
Interest Income	2.2	4.1
Intercompany tax allocations	(2.6)	(6.3)
Included in net earnings (loss)	€(1.1)	€(9.9)
Revenue. The nine months ended September 30, 2013 and the year ended December 31, 2012 amounts include (i) €21.9 million and €24.2 million, respectively, of cash settled programming and digital interactive services provided to UPC Broadband Holding B.V. (UPC Broadband Holding), a wholly-owned subsidiary of Liberty Global outside of the Chellomedia Group, (ii) €8.9 million and €15.6 million, respectively, from the delivery of channel services to other subsidiaries of Liberty Global outside of the Chellomedia Group and (iii) €4.4 million and €7.6 million, respectively, from the delivery of channel and other services to certain affiliates, and to a lesser extent, an entity in which an officer of CZHL holds an ownership interest.
Operating expenses. During the nine months ended September 30, 2013 and year ended December 31, 2012, amounts consist primarily of (i) an exclusive revenue-based license fee associated with the distribution of certain channels owned by an affiliate of €9.0 million and €14.5 million, respectively, (ii) charges from UPC Broadband Holding, primarily related to transmission services provided of €4.8 million and €5.8 million, respectively, and (iii) charges for airtime provided by an affiliate of nil and €3.7 million, respectively.
SG&A expenses. Amounts consist primarily of cash settled management and administrative charges from other Liberty Global entities, including certain affiliates within the Chellomedia Group.
Allocated share-based compensation expense. These amounts are allocated to our company by Liberty Global and represent the share-based compensation associated with the Liberty Global share-based incentive awards held by certain Chellomedia Group employees.
Fees and allocations, net. These amounts represent charges that originate with other Liberty Global subsidiaries and include charges for management, finance, legal, technology, marketing and other services that support our company’s operations. The amounts charged generally are based on our company’s estimated share of the applicable costs (including personnel-related and other costs associated with the services provided) incurred by the other Liberty Global subsidiaries, plus a mark-up. The monthly amounts charged are based on estimated costs that are reviewed and revised on an annual basis, with any differences between the revised and estimated amounts recorded in the period identified. These charges may be cash or loan settled.
Interest expense. Amounts represent interest expense associated with our related-party loans payable. For additional information, see note 8.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

Interest income. Amounts primarily represent interest income related to our loan receivable from Chellomedia Programming Financing HoldCo II B.V., (Chellomedia PFH II), a wholly-owned subsidiary of Liberty Global outside of the Chellomedia Group, as described below.
Intercompany tax allocations. Amounts represent intercompany tax allocations from the Dutch Fiscal Unity and the U.S. Tax Group. For additional information, see note 9.
Except as noted above, our related-party transactions are loan settled. Depending on the nature of our related-party transactions, the amount of the charges or allocations may be based on (i) estimated or allocated costs, (ii) estimated or allocated costs plus a mark-up or (iii) commercially negotiated rates. Although we believe that the related-party charges and fees described above are reasonable, no assurance can be given that the related-party costs and expenses reflected in our combined statements of operations are reflective of the costs that we would incur on a standalone basis.
The following table provides details of our related-party balances:

	September 30, 2013	December 31, 2012
	in millions
Assets:
Trade receivables (a)	€20.2	€20.8
Loans and other receivables (b)	38.0	33.0
Total assets	€58.2	€53.8

Liabilities:
Accounts payable	€12.8	€10.2
Accrued liabilities	2.6	4.9
Accrued interest payable (c)	22.6	19.2
Long-term debt (d)	150.2	185.9
Total liabilities	€188.2	€220.2
___________________

(a)	Represents related-party trade receivables arising from transactions with UPC Broadband Holding and other subsidiaries of Liberty Global.

(b)
Includes loans receivable of €30.5 million and €23.9 million and non-interest bearing receivables of €7.5 million and €9.1 million at September 30, 2013 and December 31, 2012, respectively. Subsequent to September 30, 2013, the non-interest bearing receivables were used to pay certain accrued interest or principal amounts outstanding on our related-party loans payable. The loans receivable amounts include principal of €28.9 million and €16.9 million at September 30, 2013 and December 31, 2012, respectively, that was loaned to Chellomedia PFH II pursuant to an unsecured intercompany loan agreement (the Chellomedia PFH II Loan). All principal and interest outstanding under the Chellomedia PFH II Loan is due and payable on July 31, 2022. The interest rate on the Chellomedia PFH II Loan is reviewed annually, with adjustments effective on January 1 of each year. The interest rate on this Chellomedia PFH II Loan during the nine months ended September 30, 2013 and the year ended December 31, 2012 was 8.83%. Accrued interest may be cash or loan settled. Any accrued interest outstanding on January 1 of each year is transferred to the loan balance. Subsequent to September 30, 2013, we distributed all principal (€28.9 million) and accrued interest (€1.4 million) outstanding under the Chellomedia PFH II Loan to Chellomedia PFH II. The net increase in the aggregate amount of our loans receivable during the nine months ended September 30, 2013 includes (i) cash loaned of €14.9 million, (ii) a non-cash decrease of €7.7 million related to settlements against amounts outstanding pursuant to related-party loans payable and (iii) the non-cash transfer of €0.4 million of accrued interest. The net decrease in the aggregate amount of our loans receivable during 2012 includes (i) a non-cash decrease of €22.8 million related to settlements against amounts outstanding pursuant to related-party loans payable, (ii) a non-cash increase of €7.4 million related to cash paid by an entity under the common control of Liberty Global on behalf of the Chellomedia Group in connection with the prepayment of certain programming costs, (iii) cash loaned of €4.6 million, (iv) the non-cash transfer of €4.1 million of accrued interest and (v) cash received of €2.1 million. Accrued interest related to our related-party loans receivable of €1.5 million and €0.4 million as of September 30, 2013 and December 31, 2012, respectively, is included in other assets, net, in our combined balance sheets.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

(c)    Represents accrued interest on our related-party loans payable, as further described in note 8.
(d)    For information regarding our related-party loans payable, see note 8.
(12)    Restructuring Liabilities
A summary of changes in our restructuring liabilities during the nine months ended September 30, 2013 is set forth in the table below:

	Satellite capacity exit costs	Employee severance and termination	Office closures	Total
	in millions
Restructuring liability as of January 1, 2013	€9.9	€0.6	€—	€10.5
Restructuring charges	1.3	2.6	0.1	4.0
Cash paid	(1.3)	(2.6)	—	(3.9)
Foreign currency translation adjustments	(0.3)	—	—	(0.3)
Restructuring liability as of September 30, 2013	€9.6	€0.6	€0.1	€10.3
Short-term portion	€2.7	€0.6	€0.1	€3.4
Long-term portion	6.9	—	—	6.9
Total	€9.6	€0.6	€0.1	€10.3
Our restructuring charges include (i) employee severance and termination costs related to (a) reorganization and integration activities associated with the MGM Acquisition and (b) the reorganization of the creative services, programming and sales team at Chello Zone and (ii) amounts representing the estimated additional amounts to be paid in connection with our contractual obligations with respect to satellite capacity that is no longer used by the Chellomedia Group.
A summary of changes in our restructuring liabilities during the year ended December 31, 2012 is set forth in the table below:

	Satellite capacity exit costs	Employee severance and termination	Total
	in millions
Restructuring liability as of January 1, 2012	€13.2	€—	€13.2
Restructuring charges (credits)	(1.5)	0.6	(0.9)
Cash paid	(1.8)	—	(1.8)
Restructuring liability as of December 31, 2012	€9.9	€0.6	€10.5
Short-term portion	€2.4	€0.6	€3.0
Long-term portion	7.5	—	7.5
Total	€9.9	€0.6	€10.5
Our restructuring charges (credits) include (i) releases associated with a reduction in the estimated additional amounts to be paid in connection with our contractual obligations with respect to satellite capacity that is no longer used by the Chellomedia Group and (ii) employee severance and termination costs related to reorganization and integration activities associated with the MGM Acquisition.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

(13)    Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss included in our combined balance sheets and statements of owners’ equity primarily reflects the impact of foreign currency translation adjustments. The changes in the components of accumulated other comprehensive loss, net of taxes, are summarized as follows:

	Total parent's accumulated other comprehensive loss	Noncontrolling interests	Total accumulated other comprehensive loss
	in millions
Balance at January 1, 2012	€(11.9)	€1.6	€(10.3)
Other comprehensive loss, net of taxes	(2.2)	(0.1)	(2.3)
Balance at December 31, 2012	(14.1)	1.5	(12.6)
Other comprehensive loss, net of taxes	(4.4)	—	(4.4)
Balance at September 30, 2013	€(18.5)	€1.5	€(17.0)
The tax effects of the components of other comprehensive loss were not significant during the periods presented.
(14)    Commitments and Contingencies
Commitments
In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to non-cancelable operating leases, programming contracts and other items. The euro equivalents of such commitments as of September 30, 2013 are presented below:

	Payments due during:
	Remainder of 2013	Year ending December 31,
		2014	2015	2016	2017	2018	Total
	in millions
Programming obligations	€16.2	€29.3	€17.4	€3.2	€0.6	€0.4	€67.1
Operating leases	2.0	7.4	5.0	2.3	—	—	16.7
Other	6.6	17.5	9.1	4.1	0.1	—	37.4
Total	€24.8	€54.2	€31.5	€9.6	€0.7	€0.4	€121.2
Programming commitments consist of obligations associated with certain of our programming and sports rights contracts that are enforceable and legally binding on us in that we have agreed to pay minimum fees without regard to the actual number of subscribers to the programming services. The amounts reflected in the table with respect to these contracts are less than the amounts we expect to pay in these periods for our programming distribution rights. Payments to programming distributors have in the past represented, and are expected to continue to represent in the future, a significant portion of our operating costs. In this regard, during the nine months ended September 30, 2013 and the year ended December 31, 2012, we incurred third-party programming costs aggregating €42.5 million and €51.9 million, respectively.
Other commitments relate primarily to satellite capacity commitments associated with transmission services provided to our company. Satellite capacity commitments include related-party commitments totaling €4.8 million with a subsidiary of UPC Broadband Holding.
It is expected that in the normal course of business, operating leases and satellite capacity agreements that expire generally will be renewed or replaced by similar agreements.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements - (Continued)
September 30, 2013 and December 31, 2012

Rental expense under non-cancelable operating lease arrangements amounted to €5.6 million and €4.7 million during the nine months ended September 30, 2013 and year ended December 31, 2012, respectively.
Off Balance Sheet Arrangements
In the ordinary course of business, we may provide indemnifications to our lenders, our vendors and certain other parties and performance and/or financial guarantees to our customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.
We are a party to various stockholder and similar agreements pursuant to which we could be required to (i) make capital contributions to, or elect to dilute our ownership in, the entity in which we have invested, or (ii) purchase another investor’s interest. We do not expect any payments made under these provisions to be material in relation to our financial position or results of operations.
Legal and Regulatory Proceedings and Other Contingencies
Abaplus matter. In 2004, Pramer S.C.A. (Pramer), a subsidiary of CZHL, commenced litigation against Abaplus International Corp. (Abaplus) in the Supreme Court of the State of New York for breach of a programming supply agreement by Abaplus. Abaplus counterclaimed in 2004 for wrongful termination of the programming agreement, seeking damages of $14.9 million (€11.0 million) plus claimed prejudgment interest, which is estimated to be $12.1 million (€8.9 million) through September 30, 2013. Subsequently Pramer amended its claim to include a fraud claim against Abaplus. In May 2013, after trial, a jury rendered a verdict for Pramer in the breach of contract matter and the trial court awarded Pramer one U.S. dollar in nominal damages and entered final judgment in Pramer’s favor. Pramer was not successful in its fraud claim. On June 12, 2013, Abaplus filed a notice of appeal against the breach of contract decision. Pramer also cross-appealed with respect to the fraud claim. No date has been set for the appeal hearing. Although no assurance can be given, we do not believe that the ultimate resolution of this matter will have a material impact on our financial condition or results of operations.
Regulatory Issues. Video programming businesses are regulated in each of the countries in which we operate. The scope of regulation varies from country to country, although in some significant respects regulation in European markets is harmonized under the regulatory structure of the European Union. Adverse regulatory developments could subject our businesses to a number of risks. Regulation, including conditions imposed on us by competition or other authorities as a requirement to close acquisitions or dispositions, could limit growth, revenue and the number and types of services offered and could lead to increased operating costs and capital expenditures. In addition, regulation may restrict our operations and subject them to further competitive pressure and restrictions or controls on content, including content provided by third parties. Failure to comply with current or future regulation could expose our businesses to various penalties.
Other. In addition to the foregoing items, we have contingent liabilities related to matters arising in the ordinary course of business including (i) legal proceedings, (ii) wage, property and other tax issues and (iii) other matters. While we generally expect that the amounts required to satisfy these contingencies will not materially differ from any estimated amounts we have accrued, no assurance can be given that the resolution of one or more of these contingencies will not result in a material impact on our results of operations or cash flows in any given period. Due, in general, to the complexity of the issues involved and, in certain cases, the lack of a clear basis for predicting outcomes, we cannot provide a meaningful range of potential losses or cash outflows that might result from any unfavorable outcomes.

CHELLOMEDIA GROUP
(See note 1)
Notes to Combined Financial Statements
September 30, 2013 and December 31, 2012

(15)    Subsequent Event
On October 28, 2013, Liberty Global entered into an agreement to sell the programming assets that comprise the Chellomedia Group to AMC for €750.0 million in cash (the Chellomedia Transaction). As a part of the Chellomedia Transaction, AMC will either acquire the counterparty receivables with respect to any of the Chellomedia Group's then outstanding related-party debt and related accrued interest or will be given credit in the closing adjustments for any amounts that remain outstanding at the closing date. At December 31, 2013, the outstanding related-party debt and related accrued interest of the Chellomedia Group aggregated €282.0 million. Closing of the Chellomedia Transaction, which is subject to a limited number of conditions, is not conditioned on any regulatory approvals and is expected to occur in the first quarter of 2014. If the closing conditions have not been satisfied by August 14, 2014, the agreement with respect to the Chellomedia Transaction will automatically terminate, unless otherwise extended.